Exhibit 10.1

17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

Manufacturing Services Agreement

Effective Date: June 28, 2019

PARTIES

PATHEON PHARMACEUTICALS INC.
a corporation existing under the laws of the State of Delaware, with a principal place of business at 2110

East Galbraith Road, Cincinnati, OH 45237 ("Patheon"),

- and -

PLx OPCO INC., DBA PLX PHARMA INC.
a corporation existing under the laws of the State of Delaware, with its principal place of business at 8285

El Rio, Suite 130, Houston, TX 77054 ("Client").

May 03, 2019 Confidential	Page 1 of 34

17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

Table of Contents

1.	Interpretation		4

	1.1	Definitions.	4
	1.2	Interpretation.	8

2.	Patheon’s Manufacturing Services		8

	2.1	Manufacturing Services.	8
	2.2	Subcontracting.	9

3.	Client’s Obligations		9

	3.1	Payment.	9
	3.2	Processing Instructions.	9
	3.3	Components.	10

4.	Price and Price Adjustments		10

	4.1	First Year Pricing.	10
	4.2	Annual Price Adjustments.	10
	4.3	Price Adjustments at any Time.	11

5.	Purchasing Product		12

	5.1	Orders and Forecasts.	12
	5.2	Obsolete Stock.	13
	5.3	Storage.	13
	5.4	Invoices and Payment.	14
	5.5	Delivery and Shipping.	14

6.	Product Claims and Recalls		15

	6.1	Product Claims.	15
	6.2	Product Recalls and Returns.	16
	6.3	Disposition of Deficient Product.	16

7.	Co-operation and Regulatory Affairs		17

	7.1	Governance.	17
	7.2	Governmental Agencies.	17
	7.3	Records.	17
	7.4	Audits.	17
	7.5	Regulatory Filings.	18
	7.6	Release.	19
	7.7	Withdrawal on Completion.	19

8.	Term and Termination		19

	8.1	Initial Term	19
	8.2	Termination for Cause.	19
	8.3	Obligations on Termination.	20
	8.4	Technology Transfer.	21

9.	Representations, Warranties and Covenants		22

	9.1	Authority.	22
	9.2	Client Warranties.	22
	9.3	Patheon Warranties.	23
	9.4	Permits.	23
	9.5	No Warranty.	23

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

10.	Liability and Remedies		24

	10.1	Consequential and Other Damages.	24
	10.2	Limitation of Liability.	24
	10.3	Patheon Indemnity.	25
	10.4	Client Indemnity.	25
	10.5	Reasonable Allocation of Risk.	25
	10.6	Validation Batches.	26

11.	Confidentiality		26

	11.1	Confidential Information.	26
	11.2	Use of Confidential Information.	27
	11.3	Exclusions.	27
	11.4	Photographs and Recordings.	28
	11.5	Permitted Disclosure.	28
	11.6	Marking.	28
	11.7	Return of Confidential Information.	28
	11.8	Remedies.	28

12.	Intellectual Property		29

	12.1	Inventions.	29
	12.2	Intellectual Property.	29

13.	Miscellaneous		29

	13.1	Insurance.	29
	13.2	Independent Contractors.	30
	13.3	No Waiver.	30
	13.4	Assignment.	30
	13.5	Force Majeure.	30
	13.6	Additional Product and Services.	31
	13.7	Notices.	31
	13.8	Severability.	32
	13.9	Entire Agreement.	32
	13.1	Other Terms.	32
	13.11	No Third Party Benefit or Right.	32
	13.12	Execution in Counterparts.	32
	13.13	Use of Name.	33
	13.14	Taxes.	33
	13.15	Governing Law and Jurisdiction.	33
	13.16	Dispute Resolution.	33

APPENDIX 1 – Commercial Supply Pricing			35

APPENDIX 2 – Dispute Resolution			36

	Negotiation		36
	Mediation		36
	Technical Disputes		36

APPENDIX 3 – Annual Price Adjustments			38

	Annual Price Adjustment Calculation Due To Inflation

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

With effect from the date stated at the start of this Agreement (the “Effective Date”), the parties have agreed to the following terms:

1.	Interpretation

1.1	Definitions.

The following terms will, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of these terms will have corresponding meanings:

“Affiliate” means:

(a)	a business entity which owns, directly or indirectly, a controlling interest in a party; or

(b)	a business entity which is controlled by a party, either directly or indirectly; or

(c)	a business entity, the controlling interest of which is directly or indirectly common to the majority ownership of a party;

For this definition, "control" means the lawful right to determine (by ownership of shares or otherwise) the election of the majority of directors (or equivalent managers) of a business entity;

“Annual Volume” means, for the purpose of the Price, minimum volume of Product to be manufactured in any Year as set out in the “Annual Volume Forecast” section of Appendix 1;

“API” means the active material aspirin (references to “Active Materials” or “Active Pharmaceutical Ingredient” in this Agreement will mean “API”);

“Applicable Laws” means any and all national, state, regional, local, or other jurisdictional laws, regulations, orders, and rules relating to the subject matter, specifically including, without limitation, those related to or affecting the manufacture, distribution, and marketing of the Product in the Territory;

“Authority” means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission or other similar body, whether federal, state, provincial, county or municipal, with competent jurisdiction over a party, the Manufacturing Services, or this Product (or its use);

“Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in Patheon’s resident jurisdiction, Client’s resident jurisdiction, or the jurisdiction where the Manufacturing Site is located;

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

“Capital Equipment Agreement” means the Amended and Restated Capital Expenditure and Equipment Agreement between the parties effective May 28, 2019 as may be amended that addresses the rights and responsibilities of the parties regarding capital equipment and facility modifications that are required to perform the Manufacturing Services under this Agreement;

“cGMPs” means, as applicable, current good manufacturing practices as described in:

(a)	Parts 210 and 211 of Title 21 of the United States' Code of Federal Regulations;

(b)	Commission Directive (EU) 2017/1572 (art. 2); and

(c)	Division 2 of Part C of the Food and Drug Regulations (Canada);

together with current final industry-accepted Health Canada, FDA and EMA guidance documents pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time;

“Client Intellectual Property” means Intellectual Property generated or derived by Client before or after entering into this Agreement, or by Patheon while performing any Manufacturing Services which Intellectual Property is specific to, or dependent upon, the Product or Client’s technology, including, without limitation, the controlled or modified release drug delivery systems and technology used in connection with Client’s Product (which, for the purposes of this Agreement, will include variations and modifications of these systems and technology);

“Components” means, collectively, all packaging components, raw materials, ingredients, and other materials (including labels, product inserts and other labelling for the Products) required to manufacture or package Product in accordance with the Processing Instructions, including the API;

“Confidential Information” has the meaning specified in Section 11.1;

“DEA” means the Drug Enforcement Administration of the United States Department of Justice;

“Deficient Product” has the meaning specified in Section 6.1(a);

“Disclosing Party” has the meaning specified in Section 11.1;

“EMA” means the European Medicines Agency;

“FDA” means the United States Food and Drug Administration;

“Firm Order” has the meaning specified in Section 5.1(d);

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

“Health Canada” means the department of the Canadian Government known as Health Canada and includes, among other relevant branches, the Therapeutic Products Directorate and the Health Products and Food Branch Inspectorate;

“Initial Product Term” has the meaning specified in Section 8.1;

“Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trademarks, trademark applications, trade-names, Inventions, copyrights, industrial designs, trade secrets, and know how;

“Invention” means information about any innovation, improvement, development, discovery, computer program, device, trade secret, method, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable;

“Inventory” means, at a point in time, all inventories of Components and work-in-process under Patheon’s care or control used for the manufacture or packaging of Product;

“Laws” means all laws, statutes, ordinances, regulations, rules, by-laws, judgments, decrees or orders of any Authority;

“Long Term Forecast” has the meaning specified in Section 5.1(a);

“Manufacturing Services” means the manufacturing, quality control, quality assurance, stability testing, packaging, and related services, as set out in Appendix 1, for the manufacture of Product for distribution in the Territory;

“Manufacturing Site” means the facility located at 2110 East Galbraith Road, Cincinnati, OH 45237 where the Manufacturing Services will be performed;

“Minimum Market Requirement” has the meaning specified in Section 2.1;

“Minimum Order Quantity” means, for each manufacturing campaign ordered, the minimum number of units or batches of a Product that Client must purchase, as set out in Appendix 1;

“Obsolete Stock” has the meaning specified in Section 5.2(b);

“Patheon Competitor” means a business that derives greater than 50% of its revenues from performing contract pharmaceutical or biopharmaceutical development or commercial manufacturing services;

“Patheon Intellectual Property” means Intellectual Property generated or derived by Patheon or its Affiliates before performing any Manufacturing Services, developed by Patheon while performing the Manufacturing Services, or otherwise generated or derived by Patheon in its business which Intellectual Property is not specific to, or dependent upon, the Product or Client Intellectual Property, including, without limitation, Inventions and Intellectual Property which may apply to manufacturing processes or the formulation or development of drug products or drug delivery systems unrelated to the Product or Client Intellectual Property;

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

“Price” means the fees to be charged by Patheon for:

(a)	performing the Manufacturing Services;

(b)	the cost of Components; and

(c)	any separate cost items and other fees,

as set out in Appendix 1;

“Processing Instructions” means the agreed file, for each Product, which contains documents relating to the Product, including, without limitation:

(a)	quality control testing methods for API and Components;

(b)	manufacturing instructions, directions, and processes;

(c)	any storage requirements for the API, Components, or Product;

(d)	all environmental, health and safety information for the Product including material safety data sheets; and

(e)	the finished Product quality control testing methods, packaging instructions and shipping requirements for the Product;

“Product” means 81mg & 325mg Aspirin using the PL2200 (proprietary name, Vazalore) technology in a liquid filled Hydroxypropyl Methylcellulose(HPMC) capsule (LFHC);

“Product Claims” has the meaning specified in Section 6.1(a);

“Quality Agreement” means a separate agreement that sets out the quality assurance standards for the Manufacturing Services;

“Recall” has the meaning specified in Section 6.2(a);

“Recipient” has the meaning specified in Section 11.1;

“Regulatory Approval” has the meaning specified in Section 7.5(a);

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

“Regulatory Authority” means the FDA, EMA, and Health Canada and any other foreign regulatory agencies competent to grant marketing approvals for pharmaceutical or biopharmaceutical products, including the Products, in the Territory;

“Release Date” means in relation to each batch of Product the scheduled date by which the Product will be released by Patheon’s quality department (by confirmation or certification) as agreed in the Quality Agreement and made available for shipment, and as confirmed by Patheon in a Firm Order;

“Representatives” means, a party’s directors, officers, employees, advisers, agents, consultants, subcontractors, service partners or professional advisors;

“Rolling Forecast” has the meaning specified in Section 5.1(b);

“Technical Dispute" has the meaning specified in Appendix 2;

“Territory” means the United States;

“Third Party Rights” means the Intellectual Property of any third party; and

“Year” means in the first year of this Agreement, the time from the Effective Date up to and including December 31 of the same calendar year, and after that will mean a calendar year.

1.2	Interpretation.

The division of this Agreement into Sections, Subsections, and Appendices, and the insertion of headings, are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section, or Appendix refers to the specified Section, or Appendix to this Agreement. In this Agreement, the term “this Agreement” and similar expressions refer to this Agreement as a whole and not to any particular part, Section, or Appendix of this Agreement. Except as otherwise expressly stated or unless the context otherwise requires, all references to the singular will include the plural and vice versa.

2.	Patheon’s Manufacturing Services

2.1	Manufacturing Services.

Patheon will perform the Manufacturing Services as set out in Appendix 1 for the Price and in accordance with the Quality Agreement. Subject to the preceding sentence, Patheon will convert API and Components into Product, and provide supportive Manufacturing Services such as quality assurance (for example quality controls, analytical testing, and stability programs), primary and secondary packaging, and any other related Manufacturing Services as agreed between the parties.

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

Patheon will manufacture a minimum of [***] of Client’s requirements for Product in those countries in the Territory offered for sale by Client or its Affiliates (the “Minimum Market Requirement”) through December 31, 2021. The parties will meet in June of 2021 to discuss the Minimum Market Requirement for Product in subsequent Years, but the inability of the parties to agree on the Minimum Market Requirement for Product in subsequent Years will not affect the validity of this Agreement.

2.2	Subcontracting.

Patheon may subcontract the Manufacturing Services to any of its Affiliates, with the consent of the Client. Patheon will remain exclusively liable to Client for any breach of this Agreement or negligence by its Affiliates in the course of performing: (i) the subcontracted Manufacturing Services; or (ii) obligations under the Quality Agreement. Patheon may also arrange for non-Affiliate subcontractors to perform specific services with the consent of Client (“Third Party Subcontractors”). Patheon will be liable to Client for the failure by any Third Party Subcontractor to perform any part of the subcontracted services. But Patheon’s liability for Third Party Subcontractors will remain subject to all limitations on Patheon’s liability as set out in this Agreement. Patheon will have no liability arising from the performance of services by Third Party Subcontractors: (i) that are required by Client; or (ii) to the extent that the Third Party Subcontractor is following the direct instructions of Client.

3.	Client’s Obligations

3.1	Payment.

Client will pay Patheon the applicable Price in accordance with Sections 4 and 5. All cost items that are designated as “Costs Not Included in the Price” as specified in Appendix 1 will be considered not included in the Price and will be subject to additional fees to be mutually agreed and paid by Client.

3.2	Processing Instructions.

Before the start of commercial manufacturing of Product under this Agreement, Client will give Patheon a copy of the Processing Instructions, which must be accompanied by the applicable API, Component and finished product specifications (if applicable, precisely matching the specifications approved by the applicable Regulatory Authority). If the Processing Instructions or accompanying documents received are amended or no longer reflect those currently approved by the Regulatory Authority, then Client will give Patheon a copy of the revised documents (if applicable, precisely matching the revised specifications approved by the applicable Regulatory Authority). Upon acceptance of the revised Processing Instructions and accompanying documents, Patheon will give Client a signed and dated receipt indicating Patheon’s acceptance. At Patheon’s request, Client will provide a copy of the sections relevant to Patheon’s services of the Quality Module (Drug Product section) of the Common Technical Document that relates to the application submitted by or on behalf of Client to the Regulatory Authority.

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

3.3	Components.

(a)	Patheon will supply all Components required to manufacture the Product.

(b)

If Client asks Patheon to qualify an additional supplier for the API or any Component, the parties must agree on the scope of work to be performed by Patheon and the additional fees to be paid by Client. For any API or any Component, it is contemplated that this work will likely include: (i) laboratory testing to confirm the API or Component meets existing specifications; (ii) manufacture of an experimental batch of Product that will be placed on three months accelerated stability; and (iii) manufacture of full-scale validation batches that will be placed on concurrent stability (one batch may be the registration batch if manufactured at full scale).

(c)

Patheon will promptly advise Client if it encounters API or Component supply problems, including delays or delivery of non-conforming API or Components from a Client designated additional supplier. The parties will cooperate to reduce or eliminate any supply problems from these additional suppliers. If supply problems persist, Patheon may suspend the Manufacturing Services affected by the problems until it is satisfied that the Client has resolved the problems with its supplier or appointed an alternative supplier. Client will qualify or certify (as appropriate) all Client designated additional suppliers on an annual basis at its expense and, at Patheon’s request, will provide Patheon with copies of the relevant section of annual reports. If Patheon agrees to certify or qualify a Client designated additional supplier on behalf of Client, it will do so for an additional fee payable by Client.

4.	Price and Price Adjustments

4.1	First Year Pricing.

The Price for each Product is listed in Appendix 1 and may be adjusted under this Section 4.

4.2	Annual Price Adjustments.

Patheon may adjust the Price effective January 1st of each Year as follows:

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

(a)	Conversion Fee Portion of the Price. Patheon may adjust the conversion fee portion of the Price annually for inflation in accordance with Appendix 3 [***].

(b)	Component Costs. [***].

(c)	Pricing Basis. Client acknowledges that the Price in any Year is agreed based upon the applicable Minimum Market Requirement, Annual Volume and Minimum Order Quantity for that Year. [***].

(d)

Tier Pricing. If the Pricing is divided into Annual Volume tiers, Client will be invoiced during the Year based on the tier corresponding to the Annual Volume forecast. Within 30 days after the end of each Year or on termination of this Agreement, Patheon will send Client a reconciliation of the actual volume of Product ordered by Client during the Year at the actual applicable Pricing tiers. If the reconciliation shows an overpayment, Patheon will issue a credit to Client for the amount of the overpayment within 60 days after the end of the Year or will reimburse the overpayment within 60 days after termination. The parties will work together in good faith to resolve any disagreement over the reconciliation.

For all Price adjustments under this Section 4.2, Patheon will deliver to Client by October 1 of each Year (unless otherwise agreed in writing) a letter stating the adjusted Pricing to be effective for Product to be delivered on or after January 1 of the next Year including any Firm Orders accepted by Patheon before that date. Any omitted adjustment in a Year does not waive Patheon’s right to apply that adjustment cumulatively with the next permitted adjustment.

4.3	Price Adjustments at any Time.

The Prices may be adjusted by Patheon at any time upon 30 days written notice to Client as follows:

(a)	Extraordinary Increases in Component Costs. [***].

(b)

Changes. The scope of the Manufacturing Services is set by the agreed Processing Instructions, the Regulatory Approvals, the Quality Agreement and any assumptions, inclusions, exclusions and other parameters set out in Appendix 1. Changes to the scope of the Manufacturing Services and related changes to the Price must be agreed in writing by the parties (using a “Change of Scope” agreement, or similar, setting out the agreed activities and costs of implementation) and are subject to the change control provisions of the Quality Agreement. Where Patheon requests a change to the Manufacturing Services, the change will be implemented following written approval of Client.

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

5.	Purchasing Product

5.1	Orders and Forecasts.

(a)

Long Term Forecast. On or before June 1 and December 1 of each Year, Client will give Patheon a non-binding written forecast of Client’s volume requirements for the Product from Patheon for each of the next five Years (“Long Term Forecast”). If Patheon foresees any capacity constraint affecting any portion of the Long Term Forecast, it will notify Client and the parties will agree on a revised Long Term Forecast within Patheon’s expected capacity.

(b)

Rolling Forecast. Upon execution of this Agreement, Client will give Patheon a written forecast of the volume of Product that Client expects to order in each of the next 15 months (the “Rolling Forecast”). The Rolling Forecast must be consistent with the Long Term Forecast. Client will provide an updated Rolling Forecast on or before the tenth day of each month. Each updated Rolling Forecast supersedes all previous Rolling Forecasts.

(c)

Orders. On or before the tenth day of each month, Client will issue a new purchase order for any required Product. Each purchase order must meet the Minimum Order Quantity and specify the purchase order number, quantities by Product type, and requested release dates for the Product (which must occur at least 90 days after Patheon’s receipt of the purchase order).

(d)

Acceptance of Purchase Orders. To the extent that a purchase order covers Product that is forecast in the Rolling Forecast, Patheon will accept the purchase order by sending an acknowledgement to Client, including the confirmed Release Dates. If Patheon fails to acknowledge receipt of a purchase order within ten Business Days, the purchase order will be considered accepted by Patheon. An accepted purchase order will be binding on the parties (a “Firm Order”), except that either party may request to change any Release Date beyond 90 days after the first day of the next month. The parties will negotiate in good faith and agree on any requested alternative release date. Neither party may unreasonably reject an alternative release date requested under this Section 5.1(d), but, if the parties cannot agree, the original Release Date confirmed by Patheon will apply.

(e)

Cancellation or Postponement. Patheon will determine the manufacturing schedule of all Product covered by Firm Orders. If Client cancels or reduces a Firm Order, or wishes to postpone the applicable Release Date (subject to Section 5.1(d)), [***].

(f)

Capacity Reservation. In Year 2021 of this Agreement, Patheon will use the Rolling Forecast to reserve its manufacturing capacity in Year 2022 for Product by reference to the Rolling Forecast provided on December 1, 2021. In all subsequent Years, Patheon will reserve its manufacturing capacity by reference to the Rolling Forecast applicable at October 1 of the previous Year. The relevant forecast for each Year will be referred to as the “Yearly Forecast Volume.” Client agrees to purchase and Patheon agrees to provide [***] and the Yearly Forecast Volume will not be less than [***].

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

At the end of each Year beginning in 2022, if the aggregate actual volume of Product ordered by Client with a confirmed Release Date within the Year, taking into account any Product paid for but not ordered, (“Actual Yearly Volume”) is less than [***] of the Yearly Forecast Volume, [***]. But if the Actual Yearly Volume is less than [***] of the Yearly Forecast Volume, [***]. The respective amount will calculated as follows:

[***]

If the quantity of Product requested by Client in a Year (in purchase orders received by Patheon) exceeds the Yearly Forecast Volume for that Year, Patheon will use commercially reasonable efforts to supply the additional Product volumes. Patheon will not be considered to have accepted any purchase order for additional Product volumes without written confirmation.

5.2	Obsolete Stock.

(a)

Client understands and acknowledges that Patheon will rely on Firm Orders, and the Rolling Forecast in ordering the Components required to meet anticipated Firm Orders. Patheon may purchase the Components in sufficient volumes, and reasonably in advance of the expected use of the Component (taking into account lead times), to meet the production requirements for Products covered by anticipated Firm Orders or to meet the production requirements of any longer period agreed to by the parties.

(b)

Client will reimburse Patheon for the cost of Client-specific Components ordered by Patheon in relation to Firm Orders or under the second sentence of Section (a) that are not used in the Manufacturing Services within six months after the forecasted month for which the purchases have been made or if the Components have expired or are rendered obsolete due to changes in any forecast, Processing Instructions, GMP, artwork or Applicable Laws during the period (collectively, “Obsolete Stock”). This reimbursement will include Patheon’s cost to purchase and destroy the Obsolete Stock (plus an 8% handling fee). If any non-expired Components are used in Products subsequently manufactured for Client or in third party products manufactured by Patheon, Client will receive credit for any costs of those Components previously paid to Patheon by Client. Alternatively, Client will have the option to purchase Obsolete Stock from Patheon at Patheon’s cost [***].

5.3	Storage.

Unless otherwise agreed, if: (i) Client fails to take possession or arrange for the destruction of Obsolete Stock within [***] days of receipt of written notice from Patheon identifying the Obsolete Stock; or (ii) Product is not collected by Client within [***] days of the Release Date notified by Patheon, Client will pay Patheon [***]. Storage fees are subject to a one pallet minimum charge per month. Patheon may ship Product held by it longer than [***] days to Client at Client’s expense on 14 days’ written notice to Client. If Patheon is unable to store any material due to capacity constraints, Patheon may use an Affiliate or qualified third party to store (outside the Manufacturing Site) any material under this Agreement. After the limited storage periods stated above, Client will assume all risk of loss or damage to materials and Client will be responsible for having appropriate insurance coverage in place for this risk.

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

5.4	Invoices and Payment.

For shipments of Product, Patheon will issue invoices to Client on or after the Release Date of the Product. Otherwise, Patheon will issue invoices for Manufacturing Services on completion. Patheon will also submit to Client, with each shipment of Product, a duplicate copy of the invoice covering the shipment. Invoices will be sent by email to the email address given by Client to Patheon in writing. Each invoice will, to the extent applicable, identify Client’s Manufacturing Services purchase order number, Product numbers, names and quantities, unit price, freight charges, and the total amount to be paid by Client. Client will pay all invoices within 30 days of the date of the invoice. If any portion of an invoice is disputed, Client will pay Patheon for the undisputed amount and the parties will use good faith efforts to reconcile the disputed amount as soon as practicable. Interest on undisputed past due accounts will accrue at [***] per month. Patheon may, on giving 30 days’ notice to Client, suspend all Manufacturing Services, including release and shipment of Product, until all undisputed past due invoices have been paid in full. Patheon will have no liability to Client for losses caused by this suspension, including without limitation, losses due to delayed Product delivery or Product shortages.

5.5	Delivery and Shipping.

Delivery of Product and any other materials will be made EXW (Incoterms 2010) from Patheon’s Manufacturing Site. Subject to Section 8.3, risk of loss or of damage to Product will remain with Patheon until Patheon loads the Product onto the carrier’s vehicle for shipment at the shipping point at which time risk of loss or damage will transfer to Client. But if Client fails to collect Product within [***] days after it has been released for shipment by Patheon, Client will assume all risk of loss or damage to the released Product. Patheon may, in accordance with Client’s instructions and as agent for Client, at Client’s risk, arrange for shipping (to Client or any third party nominated by Client), the cost for this service to be included in the Price.

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

6.	Product Claims and Recalls

6.1	Product Claims.

(a)

Rejection. Client may reject any manufactured Product that it reasonably considers to be deficient based on documentation provided by Patheon or Client’s own inspection or testing of delivered Product.

(b)	Product Claims.

(i)

Client may claim a remedy (a “Product Claim”) for any portion of any batch of Product for which Patheon did not perform the Manufacturing Services in accordance with the agreed Processing Instructions, cGMPs, or Applicable Laws (“Deficient Product”). Client will inspect Product manufactured by Patheon, or batch documentation provided by Patheon, upon receipt and will give Patheon written notice of all Product Claims within [***] days after receipt (or, in the case of any deficiency not reasonably susceptible to discovery upon receipt, within [***] days after discovery by Client, but not after the expiration date of the Product). If Client fails to provide a Product Claim within the applicable [***] day period, then the Product will be considered to have been accepted by Client on the [***] day. Patheon will have no liability for any deficiency for which it has not received notice within the applicable [***] day period.

(ii)

This Section 6 sets out the only liability of Patheon for Deficient Products. Patheon will provide a remedy for Product Claims as specified in Section 10.2, but Patheon will have no obligation for any Product Claims to the extent the Deficient Product was caused by: (i) deficiencies in the Processing Instructions, specifications, the safety, efficacy, or marketability of the Product or its distribution; (ii) a defect in the API or an incorporated Component that was not reasonably discoverable by Patheon using the test methods set out in the Processing Instructions; (iii) actions of Client or third parties occurring after the Product is delivered by Patheon; (iv) packaging design or labelling defects or omissions for which Patheon has no responsibility; or (v) any other breach by Client of its obligations under this Agreement. If after a full investigation as set out in the Quality Agreement and this Section 6.1(b)(ii), it is determined that Patheon manufactured Product in accordance with the agreed Processing Instructions, but a batch or portion of batch of Product is not released, Client will pay Patheon the Price for the Product.

(c)

Determination of Deficiency. Upon receipt of a Product Claim, Patheon will have ten days to advise Client by notice in writing whether it disagrees with the contents of the Product Claim. If the parties fail to agree within ten days after Patheon's notice to Client as to whether any Product identified in the Product Claim is Deficient Product, the parties will investigate the matter in accordance with the Quality Agreement. If, after joint testing or investigation has been performed, the parties still cannot agree on the root cause, the provisions of Appendix 2 will apply and, after the required negotiation, the dispute will be handled as a Technical Dispute.

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

(d)

Shortages and Price Disputes. Claims for shortages in the amount of Product shipped by Patheon or a Price dispute will be dealt with by reasonable agreement of the parties. Any claim for a shortage or a Price dispute will be considered waived by Client if it has not been presented within [***] days of the date of the relevant invoice.

6.2	Product Recalls and Returns.

(a)

Records and Notice. The parties will each maintain records necessary to permit a Recall of any Product delivered to Client or customers of Client. Each party will promptly notify the other of any information which might affect the marketability, safety or effectiveness of the Product or which might result in the Recall or seizure of the Product in accordance with the Quality Agreement. Upon receiving this notice or upon this discovery, each party will stop making any further shipments of any Product in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, will be made and implemented by Client. "Recall" will mean any action: (i) by Client to recover title to or possession of quantities of the Product sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Product from the market); (ii) by any Regulatory Authority to detain or destroy any of the Product; or (iii) by either party to refrain from selling or shipping quantities of the Product to third parties which would be subject to a Recall if sold or shipped.

(b)

Recalls. If: (i) any Regulatory Authority issues a directive, order or, following the issuance of a safety warning or alert about a Product, a written request that any Product be Recalled; (ii) a court of competent jurisdiction orders a Recall; or (iii) Client determines that any Product should be Recalled or that a “Dear Doctor” letter is required relating the restrictions on the use of any Product, then Patheon will co-operate as reasonably required by Client, having regard to all Applicable Laws.

(c)

Recalled Product. To the extent that a Recall results from, or arises from Deficient Product, Patheon will be responsible for the reasonable documented out-of-pocket expenses of the Recall and will use its commercially reasonable efforts to replace the Deficient Product with replacement Products as per Section 10. In all other circumstances, Recalls, returns, or other corrective actions will be made at Client's cost and expense.

6.3	Disposition of Deficient Product.

Client will not dispose of any damaged, returned, or Deficient Product for which it intends to assert a Product Claim against Patheon without Patheon’s prior written authorization to do so unless Patheon has failed to respond to a Product Claim within 60 days. Patheon may instruct Client to return the Products to Patheon. Patheon will bear the cost of return and disposition of any Deficient Products. In all other circumstances, Client will bear the cost of return and disposition, including all applicable fees for Manufacturing Services.

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

7.	Co-operation and Regulatory Affairs

7.1	Governance.

Each party will without delay upon execution of this Agreement appoint one of its employees to be a relationship manager responsible for liaison between the parties. The relationship managers will meet on a frequency agreed between the parties to review the current status of the business relationship, including review of key performance indicators such as on-time delivery and right first time and manage any issues that have arisen.

7.2	Governmental Agencies.

Subject to any restrictions in the Quality Agreement, each party may communicate with any Regulatory Authority responsible for granting Regulatory Approval for the Product and any other relevant Authority regarding the Product if, in the opinion of that party's counsel, the communication is necessary to comply with the terms of this Agreement or the requirements of the Authority or Applicable Laws. Otherwise, the parties will consult each other in relation to regulatory communications relating to the Product in accordance with the Quality Agreement.

7.3	Records.

Patheon will keep records of the manufacture, testing, and shipping of the Product, and retain samples of the Product as are necessary to comply with manufacturing regulatory requirements applicable to Patheon, Applicable Laws, cGMP and the Quality Agreement. Copies of the records and samples will be retained as and for the period specified in the Quality Agreement. Patheon reserves the right to destroy or return to Client, at Client’s sole expense, any document or samples for which the retention period has expired if Client fails to arrange for destruction or return within 30 days of receipt of notice from Patheon.

7.4	Audits.

Subject to the provisions of the Quality Agreement, Patheon will give Client reasonable access during normal business hours or other agreed times to the areas of the Manufacturing Site in which the Product is manufactured, stored, handled, or shipped to permit Client to verify that the Manufacturing Services are being performed in accordance with the Specifications, cGMPs, and Applicable Laws. If Client wishes to audit Patheon beyond the agreed limits, except where the audit is required for cause, Client will pay to Patheon [***]. Under no circumstances will: (a) Client have a right of access to Patheon’s financial records; or (b) any Patheon Competitor be permitted access to the Manufacturing Site.

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

7.5	Regulatory Filings.

(a)

Regulatory Authority Documentation. Client will provide copies of all relevant documents related to Patheon’s services relating to Regulatory Authority approval for the commercial manufacture, distribution and sale of the Product (“Regulatory Approval”) to Patheon on request and as required under the Quality Agreement. Patheon will review and verify the accuracy of these documents in accordance with the Quality Agreement. Client is not entitled to submit Regulatory Approvals referring to Patheon or its Affiliates or the Services until approved by Patheon.

(b)

Deficiencies. If, in Patheon’s sole discretion, acting reasonably, Patheon determines that any regulatory information given by Client is inaccurate or deficient in any manner whatsoever (the “Deficiencies”), Patheon will notify Client in writing of the Deficiencies. The parties will work together to have the Deficiencies resolved prior to the date of filing of the relevant application and in any event before any pre-approval inspection or before the Product is placed on the market if a pre-approval inspection is not performed.

(c)

Inspection by Regulatory Authorities. If Client does not give Patheon the documents requested under this Section 7.5 or the Quality Agreement within the time specified and if Patheon reasonably believes that Patheon’s standing with a Regulatory Authority may be jeopardized, Patheon may, in its sole discretion, delay or postpone any inspection by the Regulatory Authority until Patheon has reviewed the requested documents and is satisfied with their contents. Client’s breach of this requirement will be considered a material breach of this Agreement.

(d)

Pharmacovigilance. Client will be responsible, at its expense, for all pharmacovigilance obligations for the Product in accordance with Applicable Laws and the monitoring and management of post-marketing complaints and queries at its cost (including, without limitation, the cost of assistance required of Patheon under the Quality Agreement). Unless required by Applicable Law, neither party will be obliged to exchange with the other party any information or data which it compiles in carrying out pharmacovigilance obligations or activities.

(e)

No Patheon Responsibility. Except as otherwise agreed in the Quality Agreement, Patheon will not assume any responsibility for: (a) the submission, accuracy or cost of any application for Regulatory Approval or related documentation (or the success of those applications); (b) any activity that is required by Applicable Laws for Regulatory Approval (including pharmacovigilance and complaints handling, and preparation and submission of any regular quality or other update), other than those required of Patheon; or (c) any dealings with the relevant Regulatory Authority on behalf of Client for Regulatory Approval. If a Regulatory Authority, or other governmental body, requires Patheon to incur fees, costs or activities in relation to the Products which Patheon considers unexpected and extraordinary, then Patheon will notify Client in writing and the parties will discuss in good faith appropriate mutually acceptable actions, including fee/cost sharing, or termination of this Agreement. Patheon will be not be obliged to undertake these activities or to pay for the fees or costs until the parties reach agreement on scope and fees for Patheon’s assistance.

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

7.6	Release.

The parties agree that the release of the Products for sale or distribution under the applicable marketing approval for the Product will not by itself indicate compliance by Patheon with its obligations relating to the Manufacturing Services. Nothing in this Agreement will remove or limit the authority of the relevant quality function (as specified by the Quality Agreement) to determine whether the Product will be released for sale or distribution.

7.7	Withdrawal on Completion.

No later than 90 days following completion or permanent cessation of the Manufacturing Services at the Manufacturing Site, Client will: (a) ensure that any regulatory filings relating to the Product are withdrawn or amended to remove all references to the Manufacturing Site and, as applicable, Patheon or its Affiliates and their facilities (except in an historic context); and (b) provide to Patheon written confirmation of its compliance with this Section 7.7. If this time is not sufficient to meet the requirements of certain Regulatory Authorities, despite Client’s reasonable efforts, then Patheon will agree to extend the period based on the written reassurances of Client.

8.	Term and Termination

8.1	Initial Term

This Agreement will become effective as of the Effective Date and will continue until December 31, 2025 (the “Initial Term”). At least 12 months prior to the end of the Initial Term the parties will discuss whether the Initial Term will be extended.

8.2	Termination for Cause.

(a)

Either party may terminate this Agreement upon written notice where the other party has failed to remedy a material breach of this Agreement within 60 days (the “Remediation Period”) following receipt of a written notice of the breach from the aggrieved party that expressly states that it is a notice under this Section 8.2(a) (a “Breach Notice”). The aggrieved party's right to terminate this Agreement under this Section 8.2(a) may only be exercised for a period of 60 days following the expiry of the Remediation Period (where the breach has not been remedied) and if the termination right is not exercised during this period then the aggrieved party will be considered to have waived the breach described in the Breach Notice.

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(b)

Either party may immediately terminate this Agreement upon written notice to the other party if: (i) the other party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy or insolvency is filed in any court of competent jurisdiction by the other party; or (iii) this Agreement is assigned by the other party for the benefit of creditors.

(c)	Client may terminate this Agreement upon 30 days' prior written notice if any Authority takes any action, or raises any objection, that prevents Client from selling the Product in the Territory.

(d)	Client may terminate this Agreement upon six months' prior written notice if it intends to no longer order Manufacturing Services for the Product due to the Product's discontinuance in the market.

(e)

Patheon may terminate this Agreement upon six months' prior written notice if Client assigns under Section 13.4(b) any of its rights under this Agreement to an assignee that, in the reasonable opinion of Patheon, is: (i) unlikely to be able to meet the obligations of this Agreement; (ii) a Patheon Competitor; or (iii) an entity with whom Patheon has had prior unsatisfactory business relations (as supported by reasonable evidence of late or unpaid invoices or material disputes).

(f)

Patheon may terminate this Agreement if payment in full of overdue, undisputed invoices is not received within 30 days following the date of suspension of Manufacturing Services by Patheon under Section 5.4.

(g)

If Client forecasts zero volume for six successive months during the term of this Agreement (excluding the registration period), then Patheon may terminate this Agreement by providing 30 days prior written notice to Client. Within that period, Client may either: (i) withdraw the zero forecast and re-submit a revised volume forecast, after which Patheon will withdraw the termination notice; or (ii) negotiate other terms and conditions on which this Agreement will remain in effect.

8.3	Obligations on Termination.

If this Agreement is completed, expires, or is terminated for any reason, then:

(a)

Client will take delivery of and pay for all undelivered Products that are manufactured or packaged in accordance with this Agreement under a Firm Order, at the Price in effect at the time the Firm Order was released;

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

(b)

Client will purchase all Inventory that was purchased (or will be purchased under existing unfulfilled orders for Components), maintained or produced by Patheon in contemplation of filling Firm Orders or in accordance with Section 5.2, at Patheon's cost (including all costs incurred by Patheon for the purchase, handling, and processing of the Inventory);

(c)

Client, at its own expense, will remove from the Manufacturing Site, within [***] days following the completion, termination, or expiration of this Agreement, all applicable Inventory (whether current or obsolete), supplies, undelivered Product, chattels, related to the Agreement and located at the Manufacturing Site or that is otherwise under Patheon’s care and control (“Client Property”). Client, at its own expense, will remove from the Manufacturing Site, within [***] days following the completion, termination, or expiration of this Agreement, all equipment or other moveable property owned by Client related to the Agreement and located at the Manufacturing Site or that is otherwise under Patheon’s care and control (“Client Property”).If Client fails to remove Client Property within the applicable [***] day period, Client will pay Patheon [***] per pallet, per month, one pallet minimum after that for storing Client Property and will assume any third party storage charges invoiced to Patheon regarding Client Property (which Patheon may incur at its discretion). Patheon may ship Client Property to Client or to an external warehouse at Client’s risk and expense. Patheon will invoice Client for these storage charges as set out in Section 5.3 of this Agreement. If Client fails to remove Client Property within the applicable [***] days following the completion, termination, or expiration of this Agreement, Client will assume all risk of loss or damage to the stored Client Property and it will be Client’s responsibility to have appropriate insurance coverage in place for this risk. If Client asks Patheon to destroy any Client Property, Client will be responsible for the cost of destruction; and

(d)

any completion, termination or expiration of this Agreement will not affect any prior outstanding obligations or payments due nor will it prejudice any other remedies that the parties may have under this Agreement or any related Capital Equipment Agreement. Completion, termination or expiration of this Agreement for any reason will not affect the obligations and responsibilities of the parties under Sections 5.1(e), 5.1(f), 5.4, 5.5, 8.3, 10, 11, 12, 13.14, 13.15 and 13.16, all of which survive any completion, termination or expiration, as well as any other provisions that are by implication or otherwise intended to survive any completion, termination or expiration. Where Patheon has agreed to provide stability services beyond the final supply of Product, the relevant provisions of this Agreement will survive for the agreed duration of those stability services.

8.4	Technology Transfer.

Following termination of this Agreement for any reason, or at Client’s request within six months before the end of the term of this Agreement, Patheon will provide assistance to transfer part or all of Client’s manufacturing process, know-how and analytical testing methodology for the Product to Client (“Technology Transfer”) to assist Client to manufacture the Product. Patheon will also disclose to Client any Patheon Intellectual Property that is reasonably required to manufacture the Product. Patheon will, upon request of Client, prepare a written proposal to perform the Technology Transfer, that will include a reasonable fee for these services, that must be mutually agreed to by the parties. Client will pay the agreed fees for the Technology Transfer performed by Patheon.

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

9.	Representations, Warranties and Covenants

9.1	Authority.

Each party covenants, represents, and warrants that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform its obligations under this Agreement.

9.2	Client Warranties.

(a)	Non-Infringement. Client covenants, represents, and warrants that:

(i)

the Processing Instructions and specifications for the Product are its or its Affiliate's property and/or that Client may lawfully disclose the Processing Instructions and specifications to Patheon for use in accordance with this Agreement;

(ii)

any Client Intellectual Property used by Patheon in performing the Manufacturing Services (A) is Client’s or its Affiliate's unencumbered property or Client has a license or other similar right to use the same, (B) may be lawfully used as directed by Client and agreed in this Agreement, and (C) does not infringe and will not infringe any Third Party Rights; and

(iii)

there are no actions or other legal proceedings involving Client or its Affiliates that concerns the infringement of Third Party Rights related to any of the Processing Instructions or specifications, or the sale, use, or other disposition of Product made in accordance with the Processing Instructions.

(b)	Quality and Compliance. Client covenants, represents, and warrants that:

(i)	the Processing Instructions and specifications for the Product conforms to all applicable cGMPs and Applicable Laws; and

(ii)

the Product, if labelled and manufactured in accordance with the Processing Instructions and in compliance with applicable cGMPs and Applicable Laws (i) may be lawfully sold and distributed in every jurisdiction in which Client markets the Product, (ii) will be fit for the purpose intended, and (iii) will be safe for human consumption.

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

9.3	Patheon Warranties.

Patheon covenants, represents, and warrants that:

(a)	it will perform the Manufacturing Services in accordance with the Processing Instructions, cGMPs, and Applicable Laws;

(b)

any Patheon Intellectual Property used by Patheon to perform the Manufacturing Services (i) is Patheon’s or its Affiliate's unencumbered property, (ii) may be lawfully used by Patheon, and (iii) does not infringe and will not infringe any Third Party Rights;

(c)	it will not in the performance of its obligations under this Agreement use the services of any person it knows is debarred or suspended under 21 U.S.C. §335(a) or (b); and

(d)

it does not currently have, and it will not hire, as an officer or an employee any person whom it knows has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the United States Federal Food, Drug, and Cosmetic Act.

9.4	Permits.

(a)

Client will be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals for the Product, Processing Instructions or specifications, including, without limitation, all marketing and post-marketing approvals, and any specific approvals referred to in the Quality Agreement.

(b)	Patheon will maintain at all relevant times when performing the Manufacturing Services all required governmental permits, licenses, approval, and authorities.

9.5	No Warranty.

Patheon makes no warranty or condition of any kind, either expressed or implied, by fact or law, other than those expressly set out in this Agreement. Patheon makes no warranty or condition of fitness for a particular purpose nor any warranty or condition of merchantability for the product.

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

10.	Liability and Remedies

10.1	Consequential and Other Damages.

Under no circumstances whatsoever will either party be liable to the other in contract, tort, negligence, indemnity, breach of statutory duty, or otherwise for: (i) any (direct or indirect) delay, penalty, loss of profits, of anticipated savings, of business, of goodwill, or of use of the Product or costs of any substitute services; or (ii) any reliance damages, including but not limited to costs or expenditures incurred to evaluate the viability of entering into this Agreement or to prepare for performance under this Agreement; or (iii) for any other liability, damage, costs, penalty, or expense of any kind incurred by the other party of an indirect or consequential nature, regardless of any notice of the possibility of these damages.

10.2	Limitation of Liability.

(a)

Remedies for Deficient Product. If Client makes a Product Claim under Section 6.1 and the parties agree the Product is Deficient Product, or the Product is determined to be Deficient Product under Section 6, Patheon will promptly, at Client’s election, either:

(i)	replace the Product at Patheon’s cost (after which Patheon may invoice for the replacement) if Patheon is able to manufacture the replacement Product at the Manufacturing Site; or

(ii)	refund 100% of the Price paid for the Deficient Product (by credit or offset against other amounts due to Patheon under this Agreement).

Except for the indemnity set out in Section 10.3 and any claim for expenses related to a Recall under Section 6.2(c), the remedies described in this Section 10.2 will be Client’s sole remedy in contract, tort, negligence, equity or otherwise, for Deficient Product.

The remedy under this Section 10.2, if applicable (including in the case of Recall), will apply only to the extent that the affected Deficient Product is returned, destroyed or otherwise disposed of by Client in accordance with this Agreement.

(b)

Maximum Liability. In any Year, in addition to the specific remedies under Section 10.2(a) for Deficient Product [***], Patheon’s maximum aggregate liability to Client under or in connection with this Agreement (however arising, including contract, tort, negligence, breach of statutory duty, or otherwise) will not exceed [***].

(c)

Death, Personal Injury and Fraudulent Misrepresentation. Nothing contained in this Agreement will act to exclude or limit either party’s liability for personal injury or death caused by the negligence of either party or fraudulent misrepresentation.

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10.3	Patheon Indemnity.

(a)

Patheon agrees to defend and indemnify Client, its officers and employees, against all losses, damages, costs, claims, demands, subpoenas, judgments and liability to, from and in favour of third parties (other than Affiliates) for any claim of personal injury or property damage to the extent that the injury or damage is the result of a failure by Patheon to perform the Manufacturing Services in accordance with the Processing Instructions, cGMPs, and Applicable Laws except to the extent that the losses, damages, costs, claims, demands, subpoenas, judgments, and liability are due to the negligence or wrongful acts of Client, its officers, employees, or Affiliates.

(b)

If a claim occurs, Client will: (i) promptly notify Patheon of the claim; (ii) use commercially reasonable efforts to mitigate the effects of the claim; (iii) reasonably cooperate with Patheon in the defense of the claim; and (iv) permit Patheon to control the defense and settlement of the claim, all at Patheon's cost and expense.

10.4	Client Indemnity.

(a)

Client agrees to defend and indemnify Patheon, its officers and employees, against all losses, damages, costs, claims, demands, subpoenas, judgments and liability to, from and in favour of third parties (other than Affiliates) for any claim of infringement of any Third Party Rights in or the Products or that relates to the manufacture of the Product by a proprietary process disclosed by Client or to Patheon’s use of Client’s Intellectual Property to perform the Manufacturing Services, or any portion of them, or any claim of personal injury or property damage to the extent that the injury or damage arises other than from a breach of this Agreement by Patheon, including, without limitation, any representation or warranty contained in this Agreement, except to the extent that the losses, damages, costs, claims, demands, subpoenas, judgments, and liability are due to the negligence or wrongful acts of Patheon, its officers, employees, or Affiliates.

(b)

If a claim occurs, Patheon will: (i) promptly notify Client of the claim; (ii) use commercially reasonable efforts to mitigate the effects of the claim; (iii) reasonably cooperate with Client in the defense of the claim; and (iv) permit Client to control the defense and settlement of the claim, all at Client's cost and expense.

10.5	Reasonable Allocation of Risk.

This Agreement (including, without limitation, this Section 10) is reasonable and creates a reasonable allocation of risk for the relative profits the parties each expect to derive from the Product. Patheon assumes only a limited degree of risk arising from the manufacture, distribution, and use of the Product because Client has developed and holds the marketing approval for the Product, Client requires Patheon to manufacture and label the Product strictly in accordance with the Processing Instructions, and Client, not Patheon, is best positioned to inform and advise potential users about the circumstances and manner of use of the Product.

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10.6	Validation Batches.

Where Product is manufactured by Patheon (or any of its Affiliates) under a separate pharmaceutical development or technology transfer agreement (the “Development Agreement”) and then released by Patheon for commercial sale or distribution by Client, the performance of the applicable pharmaceutical development or technology transfer services including the manufacture of the Product will be governed by the terms of the Development Agreement and will not be subject to the terms and conditions of this Agreement. The terms of this Agreement will apply to any Product after release by Patheon.

11.	Confidentiality

11.1	Confidential Information.

“Confidential Information” means any information disclosed by the Disclosing Party to the Recipient (whether disclosed in oral, written, electronic or visual form) that is non-public, confidential or proprietary including, without limitation, information relating to the Disclosing Party’s patent and trademark applications, process designs, process models, drawings, plans, designs, data, databases and extracts therefrom, formulae, methods, know-how and other intellectual property, its clients and its clients’ confidential information, finances, marketing, products and processes and all price quotations, manufacturing or professional services proposals, information relating to composition, proprietary technology, and all other information relating to manufacturing capabilities and operations. In addition, all analyses, compilations, studies, reports or other documents prepared by any party's Representatives containing Confidential Information will be considered Confidential Information. Confidential Information of a party will also include any information defined as such pursuant to any other agreement between the parties. Samples or materials provided under this Agreement as well as any and all information derived from the approved analysis of the samples or materials will also constitute Confidential Information. A party’s rights and obligations under this Section 11 will apply to any Confidential Information that is disclosed by or received by that party’s Representatives. For the purposes of this Section 11, a party receiving Confidential Information under this Agreement (including through its Representatives) is a “Recipient”, and a party disclosing Confidential Information under this Agreement (including through its Representatives) is the “Disclosing Party”. The existence, parties to, and terms of this Agreement will be considered Confidential Information. The obligations set forth in this Section 11.1 are in addition to the obligations of the parties as set forth in that one certain Confidentiality Agreement, dated September 29, 2015, which is hereby ratified and confirmed.

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11.2	Use of Confidential Information.

The Recipient will use the Confidential Information solely for the purpose of meeting its obligations under this Agreement. The Recipient will keep the Confidential Information strictly confidential and will not disclose the Confidential Information in any manner whatsoever, in whole or in part, other than to those of its Representatives who (i) have a need to know the Confidential Information for the purpose of this Agreement; (ii) have been advised of the confidential nature of the Confidential Information; and (iii) have obligations of confidentiality and non-use to the Recipient no less restrictive than those of this Agreement. Recipient will protect the Confidential Information disclosed to it by using reasonable precautions to prevent the unauthorized disclosure, dissemination or use of the Confidential Information, which precautions will not be less than those exercised by Recipient for its own confidential or proprietary Confidential Information of a similar nature.

11.3	Exclusions.

The obligations of confidentiality in this Section 11 will not apply to the extent that Confidential Information:

(a)	is or becomes publicly known through no breach of this Agreement or fault of the Recipient or its Representatives;

(b)	is in the Recipient's possession at the time of disclosure by the Disclosing Party other than as a result of the Recipient's breach of any legal obligation;

(c)

is or becomes known to the Recipient on a non-confidential basis through disclosure by sources, other than the Disclosing Party, having the legal right to disclose the Confidential Information, if the other source is not known by the Recipient to be bound by any obligations (contractual, legal, fiduciary, or otherwise) of confidentiality to the Disclosing Party for the Confidential Information;

(d)	is independently developed by the Recipient without use of or reference to the Disclosing Party's Confidential Information as evidenced by Recipient’s written records; or

(e)	is expressly authorized for release by the written authorization of the Disclosing Party.

Any combination of information which comprises part of the Confidential Information is not exempt from the obligations of confidentiality merely because individual parts of that Confidential Information are covered by exceptions in this Section 11.3, unless the combination itself is covered by any of those exceptions.

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

11.4	Photographs and Recordings.

Neither party will take any photographs or videos of the other party’s facilities, equipment or processes, nor use any other audio or visual recording equipment (such as camera phones) while at the other party’s facilities, without that party’s express written consent.

11.5	Permitted Disclosure.

Notwithstanding any other provision of this Agreement, the Recipient may disclose Confidential Information of the Disclosing Party to the extent required, as advised by counsel, in response to a valid order of a court or other governmental body or as required by law, regulation or stock exchange rule. But the Recipient will advise the Disclosing Party in advance of the disclosure and limit the required disclosure to the extent practicable and permissible by the order, law, regulation or stock exchange rule and any other applicable law, will reasonably cooperate with the Disclosing Party, if required, in seeking an appropriate protective order or other remedy, and will otherwise continue to perform its obligations of confidentiality set out in this Agreement. If any public disclosure is required by law, the parties will consult concerning the form of announcement prior to the public disclosure being made.

11.6	Marking.

The Disclosing Party will use reasonable efforts to summarize in writing the content of any oral disclosure or other non-tangible disclosure of Confidential Information within 30 days of the disclosure, but failure to provide this summary will not affect the nature of the Confidential Information disclosed if the Confidential Information was identified as confidential or proprietary when disclosed orally or in any other non-tangible form.

11.7	Return of Confidential Information.

Upon the written request of the Disclosing Party, the Recipient will promptly return the Confidential Information to the Disclosing Party or, if the Disclosing Party directs, destroy all Confidential Information disclosed in or reduced to tangible form including any copies, summaries, compilations, analyses or other notes derived from the Confidential Information except for one copy which may be maintained by the Recipient for its records. The retained copy will remain subject to all confidentiality provisions contained in this Agreement. Client will not unreasonably require the return of Confidential Information that is necessary or useful to perform the Manufacturing Services.

11.8	Remedies.

The parties acknowledge that monetary damages may not be sufficient to remedy a breach by either party of this Section 11 and agree that the non-breaching party will be entitled to seek specific performance, injunctive or other equitable relief to prevent breaches of this Section 11 and to specifically enforce Section 11 in addition to any other remedies available at law or in equity. These remedies will not be the exclusive remedies for breach of this Section 11 but will be in addition to any and all other remedies available at law or in equity.

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

12.	Intellectual Property

12.1	Inventions.

(a)

For the term of this Agreement, Client grants to Patheon a non-exclusive, paid-up, royalty-free, non-transferable license of Client’s Intellectual Property which Patheon must use in order to perform the Manufacturing Services.

(b)	All Client Intellectual Property will be the exclusive property of Client.

(c)

All Patheon Intellectual Property will be the exclusive property of Patheon. Unless Patheon identifies in advance any specific Patheon Intellectual Property that will be subject to a separate licensing agreement between the parties, Patheon grants to Client a non-exclusive, perpetual, paid-up, royalty-free, transferable license of the Patheon Intellectual Property used by Patheon in the manufacture of the Product for use in relation to manufacturing that Product only.

(d)	Each party will be solely responsible for the costs of filing, prosecution, and maintenance of patents and patent applications on its own Inventions.

(e)

Either party will give the other party written notice, as promptly as practicable, of all Inventions which can reasonably be considered to be improvements or other modifications of the Product, processes or technology owned or otherwise controlled by the party.

12.2	Intellectual Property.

Neither party has, nor will it acquire, any interest in any of the other party’s Intellectual Property unless otherwise expressly agreed to in writing. Neither party will use any Intellectual Property of the other party, except as specifically authorized by the other party or as required for the performance of its obligations under this Agreement.

13.	Miscellaneous

13.1	Insurance.

Each party will maintain commercial general liability insurance, including blanket contractual liability insurance covering the obligations of that party under this Agreement through the term of this Agreement and for a period of three years after that. This insurance will have policy limits of not less than: [***]. If requested each party will give the other a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date, and the limits of liability. The insurance certificate will further provide for a minimum of 30 days’ written notice to the insured of a cancellation of, or material change in, the insurance. If a party is unable to maintain the insurance policies required under this Agreement through no fault of its own, then the party will without delay notify the other party in writing and the parties will in good faith negotiate appropriate amendments to the insurance provision of this Agreement in order to provide adequate assurances.

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

13.2	Independent Contractors.

The parties are independent contractors and this Agreement does not create between the parties any other relationship such as, by way of example only, that of employer and employee, principal and agent, joint-venturers, co-partners, or any similar relationship, the existence of which is expressly denied by the parties.

13.3	No Waiver.

Neither party's failure to require the other party to comply with any provision of this Agreement will be considered a waiver of the provision or any other provision of this Agreement, with the exception of Sections 6.1 and 8.2 of this Agreement.

13.4	Assignment.

(a)	Patheon may not assign this Agreement or any of its associated rights or obligations without the written consent of Client, this consent not to be unreasonably withheld.

(b)

Subject to Section 8.2(e), Client may assign this Agreement or any of its associated rights or obligations without approval from Patheon. But Client will give Patheon prior written notice of any assignment, any assignee will covenant in writing with Patheon to be bound by the terms of this Agreement, and Client will remain liable under this Agreement.

(c)

Despite the preceding provisions of this Section 13.4, either party may assign this Agreement to any of its Affiliates or to a successor to or purchaser of all or substantially all of its business, but the assignee must execute an agreement with the non-assigning party whereby it agrees to be bound by the obligations of this Agreement owed to that party.

13.5	Force Majeure.

Neither party will be liable for the failure to perform its obligations under this Agreement if the failure is caused by an event beyond that party's reasonable control, including, but not limited to, strikes or other labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, cyber-attacks, fires, floods, storms, interruption of or delay in transportation, lack of or inability to obtain fuel, power or components (a “Force Majeure Event”). A party claiming a right to excused performance under this Section 13.5 will immediately notify the other party in writing of the extent of its inability to perform, which notice will specify the event beyond its reasonable control that prevents the performance. Neither party will be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) which would otherwise be due and payable under this Agreement.

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

13.6	Additional Product and Services.

Additional Product may be added to this Agreement by amendment to this Agreement. If Client requests services other than those expressly set out in this Agreement (such as qualification of a new packaging configuration or shipping studies, or validation of alternative batch sizes), or any cost items that are specifically excluded from the Price, Patheon will provide a written quote of the fee for the additional services and Client will advise Patheon whether it wishes to have the additional services performed by Patheon. The scope of work and fees will be agreed in writing by the parties.

13.7	Notices.

Any notice, approval, instruction or other written communication required or permitted under this Agreement will be sufficient if made or given to the other party by personal delivery or confirmed receipt email or by sending the same by first class mail, postage prepaid to the respective addresses or email addresses set out below:

If to Client:

PLx Opco Inc.

9 Fishers Lane

Sparta, NJ 07871

Attention: Rita O’Connor, Chief Financial Officer

Email address: roconnor@plxpharma.com

If to Patheon:

Patheon Pharmaceuticals Inc.

2110 East Galbraith Road

Cincinnati, OH 45237

Attention: Director of Legal Services

Email address: [***]

or to any other addresses or email addresses given to the other party in accordance with the terms of this Section 13.7. Notices or written communications made or given by personal delivery, or email will be considered to have been sufficiently made or given when sent (receipt acknowledged), or if mailed, five days after being deposited in the United States, Canada, or European Union mail, postage prepaid or upon receipt (supported by reasonable written evidence), whichever is sooner.

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

13.8	Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions, because each provision is separate, severable, and distinct.

13.9	Entire Agreement.

This Agreement, together with its Appendices, Capital Equipment Agreement (if any), and the Quality Agreement, constitutes the full, complete, final and integrated agreement between the parties relating to the subject matter of the Agreement and supersedes all previous written or oral negotiations, commitments, representations, agreements, transactions, or understandings concerning the subject matter of this Agreement. The basis of the parties’ agreement is set out expressly and they have not been induced by or relied on any statement or representation that is not set out in this Agreement. Any modification, amendment, or supplement to this Agreement must be in writing and signed by authorized representatives of both parties. In case of conflict, the prevailing order of documents will be this Agreement and the Quality Agreement (except that the Quality Agreement will prevail in relation to quality matters).

13.10	Other Terms.

No terms, provisions or conditions of any purchase order or other business form or written authorization used by the parties will have any effect on the rights, duties, or obligations of the parties under or otherwise modify this Agreement, regardless of any failure of a party to object to the terms, provisions, or conditions unless the document specifically refers to this Agreement and is signed by both parties.

13.11	No Third Party Benefit or Right.

Nothing in this Agreement will confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement (except that Patheon Affiliates acting as subcontractors under this Agreement may enforce Sections 10.1 and 10.2). The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any other person.

13.12	Execution in Counterparts.

This Agreement may be executed in two or more counterparts, by original or electronic (including “pdf”) signature, each of which will be considered an original, but all of which together will constitute one and the same instrument.

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

13.13	Use of Name.

Neither party may use the other party’s name, trademarks or logo or any variations of them, alone or with any other word or words, without the prior written consent of the other party.

13.14	Taxes.

Client will be financially responsible for all specific and necessary taxes, duties, levies and similar charges (and any related interest and penalties) (“Tax”), however designated, imposed as a result of the provision by Patheon of the Manufacturing Services, except for Tax based on net income or gross income that is imposed on Patheon.

The parties agree to cooperate to minimize, wherever possible and appropriate, any applicable Tax, and provide reasonable notice and cooperation in connection with any audit by an Authority. Each party will, from time-to-time at the other party’s reasonable request, furnish the other party any direct pay or resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials or services, and other exemption certificates or similar information reasonably requested by other party.

13.15	Governing Law and Jurisdiction.

This Agreement, and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with them or their subject matter or formation are governed by the laws of the State of New York without regard to any conflicts-of-law principle that directs the application to another jurisdiction’s law. Both parties hereby submit to the exclusive jurisdiction of the state or federal courts located in New York, New York. The parties further expressly agree that the UN Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

13.16	Dispute Resolution.

All disputes that arise under or in connection with this Agreement will be resolved in accordance with Appendix 2.

[Signature page to follow]

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

This Agreement is signed by the authorized representatives of the parties on the dates shown below and will take effect from the Effective Date.

PATHEON PHARMACEUTICALS INC.	PLx OPCO INC., DBA PLX PHARMA INC.
By:/s/ Miguel Faustino	By:/s/ Rita O’Connor

Name: Miguel Faustino	Name: Rita O’Connor

Title:VP & GM – Cincinnati Regional Ops	Title:CFO

Date:28 June 2019	Date:6/28/19

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

APPENDIX 1 – Commercial Supply Pricing

[***]

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

APPENDIX 2 – Dispute Resolution

Negotiation

If any dispute arises out of this Agreement, the parties will first try to resolve it amicably. Any party may send a notice of a dispute to the other, and each party will appoint, within ten Business Days from receipt of the notice, an appropriate single representative having full power and authority to resolve the dispute. The representatives will meet as necessary in order to resolve the dispute. If the representatives fail to resolve the matter within one month from their appointment, or if a party fails to appoint a representative as required above: for Technical Disputes, the expert determination procedure may be started by either party; and for all other disputes, each party will refer the dispute immediately to the Chief Operating Officer or equivalent (or another senior manager as he/she may designate) (“Senior Officers”) who will meet and discuss as necessary to try to resolve the dispute amicably.

Mediation

If the Senior Officers fail to resolve the dispute, the parties will attempt in good faith to settle the dispute promptly by confidential mediation under the then current CPR Mediation Procedure, before resorting to litigation. If one party fails to participate in settlement negotiations as provided in this Appendix 2, the other party may initiate mediation prior to the expiration of the applicable negotiation periods. The mediator will be chosen with the assistance of CPR (and CPR’s choice will be accepted by the parties in the absence of conflict or bias), unless the parties agree on a specific mediator in writing within five Business Days of the referral to mediation. The mediation will take place in New York, New York and the language of the mediation will be English. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Distinguished Neutrals.

Except where proceedings are required for the purpose of an interim injunction or other interim equitable relief or to preserve a party’s legal position pending the outcome of negotiation or mediation, neither party may commence any court proceedings in relation to a dispute until the required mediation has ended without resolving that dispute, the mediation has not ended within 30 days of its initiation, or a party fails to participate in that mediation. Where a party decides not to take part in mediation in contravention of this Appendix 2, it will send written notice of that decision to the other party.

Technical Disputes

If a dispute arises between the parties that is exclusively related to technical aspects of the manufacturing, packaging, labelling, quality control testing, handling, storage, or other activities under this Agreement, including conformance of Product to applicable specifications (a “Technical Dispute”), the parties will use all reasonable efforts to resolve the dispute by amicable negotiations as provided above. If the parties are unable to resolve a Technical Dispute by negotiation, the Technical Dispute will, at the written request of either party, be referred for determination to an expert in the following manner:

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

(a)

Appointment of Expert. Within ten Business Days after the written request, the parties will appoint a single agreed expert with experience and expertise in the subject matter of the dispute. If the parties fail to agree the appointment within that period, then either party may request that a neutral from the International Institute of Conflict Prevention and Resolution appoints a suitable expert (and both parties will accept that appointment in the absence of evident conflict or bias). As a condition of the expert’s appointment, the parties will ensure that the expert agrees to disclose any actual or potential conflicts of interest promptly as they arise. The parties do not intend that the expert acts as an arbitrator.

(b)

Procedure. The parties will require the expert to provide an opinion on each referred issue (with reasonably detailed reasoning) within 15 Business Days (or as agreed by the parties with the expert). Each party will give to the expert all the evidence and information within their respective possession or control as the expert may reasonably request, which they will disclose promptly and in any event within five Business Days of a written request from the expert to do so. At all times the parties will co-operate in good faith and seek to narrow and limit the issues to be determined.

(c)

Final and Binding. The determination of the expert will, except for fraud or manifest error or where an unapproved conflict of interest is discovered, be final and binding upon the parties with respect to the referred Technical Dispute.

(d)

Costs. Each party will bear its own costs for any matter referred to an expert under this Appendix 2 and, in the absence of express agreement to the contrary, the costs and expenses of the expert will be shared equally by the parties.

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17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

APPENDIX 3 – Conversion Fee Annual Price Adjustment

[***]

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